Exhibit 99

AlphaRx Receives Approval to Begin Phase II Clinical Trial For Indaflex™

Tuesday July 12, 8:00AM ET

MARKHAM, Ontario, July 12, 2005 - AlphaRx Inc. (OTC BB:ALRX.OB - News), an emerging biopharmaceutical company utilizing proprietary drug delivery technology to develop novel formulations of drugs, is pleased to announce that they have received approval from the Therapeutic Products Directorate, Health Canada for the initiation of a Phase II human trial for its lead pharmaceutical product Indaflex™, a topical Indomethacin drug expected to treat patients suffering from Osteoarthritis of the knee.

The Phase II clinical trial has been designed as a randomized, multi-center, double-blind, placebo and vehicle-controlled trial. "The study will evaluate the efficacy and safety of 2.5% Indomethacin cream, Indaflex™, in patients suffering from Osteoarthritis of the knee," said Michael Lee, President of AlphaRx. "A total of 210 patients will be randomly divided into three arms of equal size (Indaflex™; placebo-vehicle, placebo) and treated over a period of 6 weeks."

Indaflex has demonstrated an excellent safety and efficacy profile in pre-clinical studies and a recently completed Phase I clinical trial indicates minimum systemic exposure of drug after topical application of Indaflex, further supporting the drug's systemic safety profile.

Indaflex is approved for sale by prescription in Mexico for the treatment of various inflammatory conditions including Osteoarthritis. Currently, no prescription strength topical NSAID for the treatment of arthritis is approved for sale in the US.

About Indaflex

Indaflex is AlphaRx's topical NSAID (Non-Steroidal Anti-inflammatory Drug) formulation under clinical development for the treatment of arthritis symptoms. Osteoarthritis is the most common chronic disease in North America and afflicts an estimated 10% of the world's population. Indaflex's active ingredient, Indomethacin, has a long-standing and proven clinical treatment record. With AlphaRx's enhanced proprietary delivery system, the company believes its' clinical effectiveness will be significantly enhanced compared to other topical preparations. Topical Indaflex delivery, the company hopes, may circumvent the significant GI side-effects commonly found with orally ingested NSAID's.

About AlphaRx Inc. (www.AlphaRx.com)

AlphaRx is an emerging biopharmaceutical company utilizing proprietary drug delivery technology to develop novel formulations of drugs that are insoluble or poorly soluble in water or have yet to be administrable to the human body with an acceptable delivery method.

Forward Looking Statements:

This release contains forward-looking statements within the meaning and pursuant to the Safe Harbor provisions of the Securities Litigation Reform Act of 1995 and involve risks and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product development and acceptance, manufacturing, competition, regulatory and/or other factors, which are outside the control of the Company.

For more information, please contact:

Agora Investor Relations Corp.

Web:   http://www.agoracom.com
E-mail: ALRX@Agoracom.com